EXHIBIT 99.1

NewsRelease

NYSE: WMB

Date: May 3, 2004

Williams Completes $1 Billion Revolving Credit Facility
Company’s New Credit Facilities Now Total $1.5 Billion

     TULSA, Okla. – Williams (NYSE:WMB) announced today that it has obtained a new three-year, $1 billion revolving credit facility, primarily for general corporate purposes and issuing letters of credit.

     The new credit facility is secured primarily by certain Williams midstream assets located in the Western United States. The facility also can be increased by an additional $500 million under certain conditions.

     The new facility replaces an $800 million cash-collateralized credit line that Williams entered into last summer.

     Citigroup Global Markets Inc. and Banc of America Securities LLC were the joint lead arrangers and co-book runners on the revolver.

     The new revolver follows the completion of $500 million in unsecured, five-year credit facilities that Williams obtained from Citigroup in April. Williams completed $400 million on April 14 and an additional $100 million on April 26.

     “Today’s action wraps up the final step in the planned replacement of our credit facilities,” said Don Chappel, Williams’ chief financial officer. “We have now increased our liquidity by $1.5 billion at favorable terms. This adds considerable financial flexibility, allowing us to redeploy a significant portion of our cash reserves toward the early retirement of long-term debt while still maintaining adequate liquidity.”

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.